Exhibit 10.1
Date:

Employee:
Employee ID:

Dear _________,
Congratulations! On behalf of the Board of Directors of Green Dot (“Board”), I write to formally inform you of a cash retention award in recognition of your valuable contributions to Green Dot Corporation. I, on behalf of the Board, thank you for your hard work in 2024. We appreciate it. As you may be aware, Green Dot Corporation is currently engaged in discussions regarding a potential corporate transaction. In light of this, we want to ensure that we have a strong and committed leadership team in order to support the company’s continued success and as we navigate this transaction process and thereafter.
As a critical member of our team, the Board of Directors is pleased to offer you a cash retention award in the amount of $_______, contingent upon the following terms and conditions:
1Eligibility: The retention award is intended to reward your continued employment with the company during the period leading up to and through the potential transaction.
2Vesting Schedule: The retention award will be paid out in two equal payments. The first 50% of the award will be delivered upon the execution of a Letter of Intent, but no later than December 31st, 2025. The second 50% of the award will be delivered upon completion of the transaction, but no later than June 30th, 2026. Payment of the award is subject to your continued employment with the company through these transaction milestones or dates.
3Conditions: The retention award is contingent upon your active and continuous employment with Green Dot Corporation through the achievement of milestone transactions or dates noted in the vesting schedule. If your employment ends voluntarily or involuntarily (for cause) prior to the completion of the milestone transactions or dates noted in the vesting schedule, the award will be forfeited. If your employment ends involuntarily (without cause), the full remaining value of the award will be accelerated and paid in accord with terms outlined in your final severance benefits.
4Payment: The retention award will be paid via payroll, less applicable taxes and withholdings, following completion of the milestone transactions or dates noted in the vesting schedule.
We recognize your hard work and dedication to Green Dot Corporation, and we are confident that your continued efforts will be essential in helping us achieve a successful outcome. We truly appreciate your commitment during this important time.

Again, the Board and I thank you for your ongoing dedication and contributions to Green Dot Corporation.

Sincerely,
William I Jacobs
Chairman of the Board and Interim CEO
Green Dot Corporation